Exhibit (d)(3)

September 18, 2014

Private and Confidential

JAB Beech Inc.

2200 Pennsylvania Ave. NW

Washington, D.C. 20052

Attn: Joachim Creus

CONFIDENTIALITY AGREEMENT

Dear Mr. Creus:

1. In connection with JAB Beech Inc.’s (“your”) consideration of a possible business combination or asset acquisition (the “Possible Transaction”) involving Einstein Noah Restaurant Group, Inc. (the “Company”), you have requested and the Company will make available to you, upon your execution and delivery of this letter agreement (the “Agreement”), certain information about the Company and the Possible Transaction. As a condition to us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, “our Representatives”) furnishing such information to you or your affiliates, or your or their respective directors, shareholder committee members, officers, partners, members, employees, representatives (including financial advisors, consultants, attomeys and accountants), agents, BDT Capital Partners LLC or any other potential sources of capital or financing (collectively, “your Representatives”), you agree to treat any information, knowledge or data concerning the Company which is furnished to you or your Representatives by and/or on behalf of the Company or our Representatives, on or after the date of this Agreement, including all reproductions, summaries, extracts, notes, analyses, compilations, studies, interpretations or other documents or records, in whatever form maintained, containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively referred to herein as the “Evaluation Material”), in accordance with the provisions of this Agreement. The term “Evaluation Material” does not include information, knowledge or data which (i) was or becomes generally available to the public other than as a result of any action or inaction by you or your Representatives in breach of this agreement, or (ii) was or becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or our Representatives, provided that such source is not to your knowledge, after inquiry, bound by a duty of confidentiality to the Company or any other party, or (iii) was within your or your Representatives’ possession prior to its being furnished to you by or on behalf of the Company, provided that the source of such information was not to your knowledge, after inquiry, bound by a duty of confidentiality to the Company or any other party in respect thereof, or (iv) was or is independently developed by you or your Representatives without reference to, or use of, the Evaluation Material. As used in this Agreement, the term “person” shall refer to any individual, corporation, company, partnership, trust, limited liability company or other entity.

2. You hereby agree that the Evaluation Material will be used by you and your Representatives solely for the purpose of evaluating and implementing a Possible Transaction between the Company and you. In addition, you agree not to disclose the Evaluation Material to any person and agree to keep the Evaluation Material confidential; provided, however, that the Evaluation Material may be disclosed to your Representatives who need to know such information for the purposes of assisting or advising you in connection with your evaluation and implementation of any such Possible Transaction between the Company and you, it being agreed that such Representatives shall be informed by you of the confidential nature of such information and that by receiving such information they are agreeing to be bound by the terms of this Agreement applicable to Representatives. You shall be responsible for any breach of this Agreement by you or for any breach of the terms of this Agreement applicable to your Representatives by any of your Representatives (unless, in the case of your Representative that is a financing source, such Representative agrees in writing to be directly liable to the Company). You hereby acknowledge that you are aware (and that your Representatives who are apprised of this matter have been advised) that the United States securities laws prohibit you, your Representatives, and any person who has received material non-public information about the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance on such information. You represent and warrant that, as of the date hereof, neither you nor any of your affiliates beneficially owns any securities of the Company. You further agree that you will not trade in the securities of the Company until such time as you are permitted to do so under applicable law. For purposes of this agreement, securities of the Company shall be deemed to include any derivative instrument which includes the opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of securities of the Company, including any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the Company’s common stock, or similar instrument with a value derived in whole or in part from the value of the Company’s common stock, whether or not such instrument or right shall be subject to settlement in the Company’s common stock or otherwise.

3. Without the prior written consent of the Company, except if requested or required by a Legal Obligation (as defined below), you agree that you will not, and will direct your Representatives not to, disclose to any person either the fact that you have received the Evaluation Material, that any investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any such Possible Transaction, including the status thereof. Furthermore, you shall not enter into any agreement, arrangement or any other understanding, whether written or oral, with any potential debt financing source or sources that may reasonably be expected to limit, restrict, restrain, otherwise impair in any manner, directly or indirectly, the ability of such financing source or sources to provide debt financing to any other person in any other possible transaction involving the Company.

4. In the event that you or your Representatives are requested in any proceeding or required by law or court order or in any legal, governmental or regulatory process or by any relevant stock exchange or body of accountancy (a “Legal Obligation”) to disclose any Evaluation Material, you agree to give the Company prompt notice, to the extent legally permissible, of such request or requirement and the documents pertaining thereto so that the Company may seek an appropriate protective order. It is further agreed that, if in the absence of a protective order you or your Representatives are nonetheless, in the advice of counsel, compelled to disclose Evaluation Material or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may disclose such information without liability hereunder; provided, however, that you give the Company written notice, to the extent legally permissible, of the information to be disclosed as far in advance of its disclosure as is practicable, use all reasonable efforts to limit any such disclosure to the precise terms of such requirement and use your reasonable efforts, at the Company’s request and expense, to obtain an order or other reliable assurance that confidential treatment will be accorded to such information. Notwithstanding any other provision of this Agreement, no prior notice or other action shall be required in respect of any disclosure made to any banking, financial, accounting, securities or similar supervisory authority, provided that such disclosure is not specific to or directed towards the Company, the Evaluation Material or the Possible Transaction; provided, further, that if disclosure is specific to or directed towards the Company, the Evaluation Material or the Possible Transaction, then notice shall be required (unless prohibited by law, rule, regulation or such authority).

5. At any time upon the Company’s written request, you shall promptly destroy all tangible material (including any such material stored electronically) of any type containing or reflecting any information, knowledge or data contained in the Evaluation Material (whether prepared by the Company or otherwise, and whether in your possession or the possession of any of your Representatives), and will not retain any copies, extracts or other reproductions, in whole or in part, of such material. At the Company’s written request, all documents, notes, summaries, analysis, memoranda and other writings whatsoever (including copies, extracts or other reproductions and including electronic versions of such materials) prepared by you or your Representatives based on the information, knowledge or data contained in the Evaluation Material shall be destroyed, and at the Company’s written request, such destruction shall be confirmed in writing to the Company by you. The foregoing provisions shall not prohibit you and your Representatives from (i) retaining such copies of Evaluation Material to the extent that such retention is required to comply with any applicable law, regulation or bona fide document retention policy, (ii) in the case of your Representatives, retaining such copies of Evaluation Material to the extent that such retention is required to comply with professional standards or reasonable business practice (provided, that such Representatives do not provide you access to any such retained Evaluation Material, except to the extent provided for herein) or (iii) retaining any electronic records or files containing the Evaluation Material, which have been created pursuant to automatic archiving and back-up procedures which cannot reasonably be deleted (provided, that neither you nor your Representatives access such archives or back-up tapes for purposes of retrieving the Evaluation Material, except to the extent provided for herein). Evaluation Material retained by you or your Representatives pursuant to the immediately preceding sentence shall remain subject to the provisions of this Agreement. The redelivery, destruction or retention of any such material shall not relieve your obligations under this Agreement.

6. You agree that for a period from the date hereof until the earliest of (i) one year from the date of this agreement, (ii) the closing of the Possible Transaction, (iii) the filing by or against the Company of a bankruptcy petition, (iv) the date on which the Company approves, executes or announces publicly that it is in negotiations with respect to a definitive written agreement with any unaffiliated third party to consummate a transaction that would result in such third party obtaining a majority of the outstanding number of the Company’s voting securities or (v) the date on which an unaffiliated third party commences a tender offer or an exchange offer for a majority of the total outstanding number of the Company’s voting securities (the “Standstill Period”), without the prior written consent of the Company or the Company’s Board of Directors (other than with respect to any actions required or expressly permitted by any definitive agreement between you and the Company), neither you nor any of your affiliates who have received Evaluation Material will (and neither you nor such of your affiliates who have received Evaluation Material will assist, encourage or participate with others to), directly or indirectly:

(a) acquire, announce an intention to acquire, offer, seek or propose to acquire, or agree to acquire, by purchase, tender or exchange offer, or otherwise, beneficial or record ownership of any common shares of the Company, including any rights, warrants, options or other securities convertible into or exchangeable for common shares of the Company, except as a result of a stock split, stock dividend or other pro rata distribution made by the Company to its shareholders, and except for a de minimis amount (not to exceed 5%) which shall not be held for a control purpose;

(b) form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to more than 5% of the common shares or any other voting equity securities of the Company or otherwise act in concert with any person in respect of any such securities;

(c) arrange, or in any way participate in, any financing for the purchase by any person of more than five percent (5%) of the equity securities or assets or businesses of the Company;

(d) make, seek to propose or participate in making a proposal to the Company or any third party (by public announcement, submission to the Company or a third party or otherwise) in respect of any extraordinary corporate transaction involving the Company, its voting equity securities or any of its subsidiaries, including a merger, reorganization, recapitalization, extraordinary dividend, liquidation, sale or transfer of assets other than in the ordinary course of the Company’s business, or the acquisition or purchase by the Company or any other person of all or any material portion of the assets or capital stock of the Company, whether by merger, consolidation, tender or exchange offer or otherwise;

(e) (i) solicit proxies for the voting of more than 5% of any class of voting or other equity securities of the Company or otherwise become a “participant,” directly or indirectly, in any “solicitation” of “proxies” to vote, or become a “participant” in any “election contest” involving the Company or its securities (all terms used herein having the meanings assigned them in Regulation 14A under the Exchange Act), (ii) call or seek to call, directly or indirectly, any special meeting of shareholders of the Company for any reason whatsoever, (iii) seek, request, or take any action to obtain or retain, directly or indirectly, any list of holders of any voting or other securities of the Company, (iv) seek to advise or influence any person with respect to the voting of any securities of the Company, (v) engage in any course of conduct with the purpose of causing shareholders of the Company to vote contrary to the recommendation of the Company’s Board of Directors on any matter presented to the Company’s shareholders for their vote or challenging the policies of the Company or (vi) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors, policies or affairs of the Company;

(f) seek any change in the composition of the Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors, to remove any director or to fill any vacancies on the board of directors;

(g) seek to change the present capitalization or dividend policy of the Company, the Company’s certificate of incorporation or bylaws or take any other actions which may impede the acquisition of control of the Company by any person, or the Company’s business or corporate structure or otherwise take any action inconsistent with the ownership of common shares “solely for the purpose of investment”;

(h) engage in any act or course of conduct causing the Company’s common shares to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(i) make a request (by submission to the Company, public announcement or otherwise) in any form that the prohibitions set forth in this paragraph of this agreement be waived or that the Company take any action which would permit you or your affiliates that have received Evaluation Material from you or on your behalf to take any of the actions prohibited by this paragraph of this agreement or make any statement (to the Company or a third party or by public announcement) relating to the Company’s willingness to pursue any such prohibited action conditioned upon waiver of this paragraph of this agreement; and

(j) initiate, solicit, assist, facilitate, finance, or encourage or otherwise participate in the taking of any of the foregoing actions (i) by any other person or (ii) in respect of any of successors to a substantial portion of your operations, assets or businesses or enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing actions.

Furthermore, nothing in this letter agreement (including the limitations as to use and confidentiality set forth in Sections 1, 2 and 3, but without abrogating the terms and provisions thereof) shall limit your or such of your affiliates’ ability to engage in the activities described in this paragraph following the Standstill Period. In no event shall this paragraph 6 be construed as prohibiting you or such of your affiliates from taking any of the aforementioned actions with respect to an entity that has purchased an interest in the Company or any of its subsidiaries. The Company acknowledges and agrees that possession or knowledge of Evaluation Material by you or by any of your Representatives who serves on an affiliated portfolio company’s board or governing body or is otherwise affiliated with or employed by such affiliated portfolio company shall not, solely for that reason, be deemed imputed to such affiliated portfolio company. Notwithstanding anything to the contrary herein, nothing herein shall prohibit you from initiating discussions with the Company or making any friendly offer or proposal to the Company relating to a potential transaction involving the Company, on a confidential basis, so long as such offer or proposal would not be required to be disclosed by either party under applicable law.

7. For a period of one year from the date of this Agreement, without the prior written consent of the Company, you shall not, directly or indirectly, in any individual, representative or other capacity, employ or engage, or solicit for employment or engagement, any employee of the Company or its subsidiaries whom you came into contact with in connection with your evaluation of a Possible Transaction, or otherwise seek to influence or alter any such person’s relationship with the Company or its subsidiaries. Notwithstanding the foregoing, you shall be permitted to (a) (i) conduct general solicitations for employment (including through the use of general media advertisements or a recruiting firm or other employment agency) not specifically directed by you towards such employees of the Company or its subsidiaries, and (ii) subsequently hire any person that responds to any such general solicitation described in the foregoing clause (i), and (b) solicit or hire any employee of the Company or its subsidiaries from and after the 90th day he or she ceases to be employed by the Company. If the foregoing provision shall be adjudicated to be invalid or unenforceable, such provision shall be amended to reduce the time period or otherwise amended as is necessary to cause such provision to be valid or enforceable, and such amendment shall apply only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made.

8. You acknowledge and agree that none of the Company or any of its directors, officers, stockholders, employees, subsidiaries, or other of our Representatives (collectively “Company Parties”) is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and none of the Company or any Company Parties will have any liability to you or any other person or entity resulting from use of the Evaluation Material by you or any of your Representatives. You and the Company agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its or your respective directors, officers, employees, Representatives or any other representatives or advisors or representatives thereof except, in the case of this letter, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you that expressly modifies or waives such agreement.

9. You further understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement by you, and that the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, and you further agree to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for your breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the Company.

10. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The covenants and obligations made by you under this Agreement shall survive the termination of any discussions and/or business relationship between you and the Company.

11. You and the Company, as applicable, each represent and warrant that: (i) this Agreement is your or its valid and binding obligation, enforceable against you or it in accordance with its terms, and (ii) the execution and delivery of this Agreement by you or it does not conflict with or constitute a violation of or default under your or its organizational documents, any statute, law, regulation, order or decree applicable to you or it, or any contract, commitment, agreement, arrangement or restriction of any kind to which you are or it is a party or by which you are or it is bound.

12. In the event of any litigation regarding or arising from this Agreement, the prevailing party as determined by a non-appealable order of a court of competent jurisdiction shall be entitled to recover its reasonable expenses, attorneys’ fees and costs incurred therein from the non-prevailing party.

13. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. This Agreement may not be assigned by you or the Company. You and the Company also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that any service of any process, summons, notice or document sent by U.S. registered mail to your address set forth above or to the Company at 555 Zang Street, Suite 300, Lakewood, Colorado 80228 shall be effective service of process for any action, suit or proceeding brought against you or the Company in any such court. You and the Company hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware and hereby further irrevocably and unconditionally waive and agree not to plead or claim in such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon one instrument.

14. Except as provided in this Agreement, no legal or equitable duties, responsibilities or rights are created hereby, and nothing in this Agreement nor any conduct of the parties (other than the execution of a definitive agreement) shall constitute a binding offer or agreement for the purchase of the Company, its assets, stock or businesses by you. You acknowledge that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to negotiate with other interested parties, to terminate discussions and negotiations with you at any time, and to enter into a definitive agreement with another interested party or parties without prior notice to you or any other persons.

15. This Agreement will not be modified or amended by the terms of use or confidentiality or non-disclosure provisions of any electronic data room that are acknowledged or agreed to in order to access such electronic data room, it being understood and agreed that your confidentiality obligations with respect to the Evaluation Material are exclusively governed by this Agreement and may not be enlarged except by a written agreement that is hereafter executed by each of the parties hereto.

16. This Agreement shall terminate one year from the date first noted above; provided that, (i) termination of this Agreement shall not relieve you of any consequences of or liability for any breach hereunder, including the enforcement of remedies for breach set forth herein and (ii) paragraphs 8 (absence of representations, warranties or binding obligations other than this Agreement), 9 (availability of equitable remedies), 10 (no waiver), 12 (expenses and fees), and 13 (governing law, jurisdiction and venue) shall survive termination of this Agreement.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon it will constitute our agreement with respect to the subject matter hereof. No modification of or amendment to this Agreement shall be binding unless in writing and executed by both parties.

[Signatures on following page]

Very truly yours, EINSTEIN NOAH RESTAURANT GROUP, INC.

By:	/s/ Rhonda J. Parish
Name:	Rhonda J. Parish
Title:	Chief Legal Officer and Secretary

Confirmed and Agreed to as of the date first written above:

JAB BEECH INC.

By:	/s/ Joachim Creus
Name:	Joachim Creus
Title:	President

[Signature Page – Confidentiality Agreement]

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